Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
We consent to the use in the Registration Statement on Form S-1 of Medovex Corp. and Subsidiary of our report dated April 14, 2016, relating to the consolidated financial statements of Medovex Corp. and Subsidiary as of December 31, 2015 and 2014 and for the years then ended appearing in this Registration Statement and to the reference to us, under the caption "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia
June 17, 2016